January 25, 2013

Buffalo Funds
c/o Kornitzer Capital Management, Inc.
5420 West 61st Place
Shawnee Mission, Kansas 66205

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated December 18, 2012 regarding the sale of shares of the Buffalo International Fund, a series of Buffalo Funds.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.

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